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                                                                   EXHIBIT 23(r)

                             SECRETARY'S CERTIFICATE

I, Mary Moran Zeven, Secretary of the streetTRACKS Series Trust (the "Trust"), hereby certify that the following resolution was approved by the Board of Trustees of the Trust by unanimous written consent on September 6, 2005:

     RESOLVED, that Mary Moran Zeven and Scott M. Zoltowski be, and hereby is, authorized to execute and sign on behalf of James Ross, as President of the Trust, and Gary French, as Treasurer and CFO of the Trust, all amendments to the Trust's Registration Statement on Form N-1A pursuant to powers of attorney from James Ross and Gary French.

In witness whereof, I have hereunto set my hand this September 9, 2005.



/s/ Mary Moran Zeven
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Mary Moran Zeven
Secretary